EXHIBIT 99.1

News Release

First Solar, Inc. Announces First Quarter 2014 Financial Results

•	Net sales of $950 million

•	GAAP earnings per fully diluted share of $1.10

•	Cash and Marketable Securities of $1.4 billion, Net Cash of $1.2 billion

•	Increased 2014 guidance for EPS and operating cash flow

TEMPE, Ariz., May 6, 2014 - First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the first quarter of 2014. Net sales were $950 million in the quarter, an increase of $182 million from the fourth quarter of 2013. The sequential increase in net sales is primarily attributable to achieving revenue recognition on our Campo Verde project.

The Company reported first quarter GAAP net income per fully diluted share of $1.10, compared to $0.64 in the prior quarter. The increase in net income compared to the prior quarter was primarily due to higher net sales, project cost improvements, and lower restructuring and asset impairment charges.

Cash and Marketable Securities at the end of the first quarter were approximately $1.4 billion, a decrease of approximately $385 million compared to the end of the fourth quarter of 2013. Cash flows used in operations were $318 million in the first quarter. The use of cash in the quarter is primarily related to ongoing construction of projects which have not yet been sold.

Based on the results of the first quarter the Company is increasing full-year 2014 guidance as follows:

•	Gross Margin percentage of 17-18%, compared to prior guidance of 16-18%

•	Operating Income of $290 to $340 million, compared to prior guidance of $270 to $320 million

•	Earnings per fully diluted share guidance of $2.40 to $2.80, compared to prior guidance of $2.20 to $2.60

•	Operating cash flow guidance of $300 - $500 million, compared to prior guidance of $250 - $450 million

“In the first quarter we demonstrated significant progress towards achieving the financial and operational targets we outlined at our recent Analyst Day,” said Jim Hughes, CEO of First Solar. “We delivered strong earnings in the first quarter and are increasing our financial guidance for the year based on these results. We have also made significant progress in new bookings and continue to execute on our technology roadmap.”

First Solar has scheduled a conference call for today, May 6, 2014 at 4:30 p.m. ET to discuss this announcement. Investors may access a live webcast of this conference call by visiting http://investor.firstsolar.com/events.cfm.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Monday, May 12, 2014 at 11:59 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 1522767. A replay of the webcast will be available on the Investors section of the Company’s web site approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.
About First Solar, Inc.
First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its advanced module and system technology. The Company’s integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.
For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: our business strategy, including anticipated trends and developments in and management plans for our business and the markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs, warranties, solar module efficiency and balance of systems (“BoS”) cost reduction roadmaps, restructuring, product reliability and capital expenditures; our ability to continue to reduce the cost per watt of our solar modules; our ability to reduce the costs to construct photovoltaic (“PV”) solar power systems; research and development programs and our ability to improve the conversion efficiency of our solar modules; sales and marketing initiatives; and competition. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in Item 1A: “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the SEC.

Contacts
First Solar Investors
David Brady
+1 602 414-9315
dbrady@firstsolar.com
or
Steve Haymore
+1 602 414-9315
stephen.haymore@firstsolar.com
First Solar Media
Steve Krum
+1 602-427-3359
steve.krum@firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$975,194	$1,325,072
Marketable securities	404,033	439,102
Accounts receivable trade, net	233,761	136,383
Accounts receivable, unbilled and retainage	532,151	521,323
Inventories	387,050	388,951
Balance of systems parts	82,563	133,731
Deferred project costs	233,075	556,957
Deferred tax assets, net	64,622	63,899
Assets held for sale	20,748	132,626
Prepaid expenses and other current assets	102,840	94,720
Total current assets	3,036,037	3,792,764
Property, plant and equipment, net	1,370,537	1,385,084
Project assets and deferred project costs	1,022,105	720,916
Deferred tax assets, net	233,172	296,603
Restricted cash and investments	304,757	279,441
Goodwill	84,985	84,985
Other intangible assets, net	117,117	117,416
Inventories	128,129	129,664
Other assets	79,514	76,629
Total assets	$6,376,353	$6,883,502
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$186,278	$261,333
Income taxes payable	6,638	6,707
Accrued expenses	321,339	320,077
Current portion of long-term debt	60,656	60,543
Payments and billings for deferred project costs	229,530	642,214
Other current liabilities	193,493	297,187
Total current liabilities	997,934	1,588,061
Accrued solar module collection and recycling liability	241,390	225,163
Long-term debt	138,229	162,780
Other liabilities	365,411	404,381
Total liabilities	1,742,964	2,380,385
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 100,094,905 and 99,506,941 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	100	100
Additional paid-in capital	2,646,395	2,646,022
Accumulated earnings	1,994,779	1,882,771
Accumulated other comprehensive loss	(7,885)	(25,776)
Total stockholders’ equity	4,633,389	4,503,117
Total liabilities and stockholders’ equity	$6,376,353	$6,883,502

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net sales	$950,158	$755,205
Cost of sales	713,447	585,879
Gross profit	236,711	169,326
Operating expenses:
Research and development	38,773	29,931
Selling, general and administrative	58,664	74,465
Production start-up	—	1,376
Restructuring and asset impairments	—	2,347
Total operating expenses	97,437	108,119
Operating income	139,274	61,207
Foreign currency (loss) gain	(579)	1,618
Interest income	4,321	4,947
Interest expense, net	(410)	(750)
Other expense, net	(1,746)	(833)
Income before income taxes	140,860	66,189
Income tax expense	28,853	7,047
Net income	$112,007	59,142
Net income per share:
Basic	$1.12	$0.68
Diluted	$1.10	$0.66
Weighted-average number of shares used in per share calculations:
Basic	99,591	87,206
Diluted	101,822	89,377

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